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CLAYTON HOMES, INC.

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     Set forth below is the text of the press release issued by Berkshire Hathaway Inc. on July 15, 2003.

BERKSHIRE HATHAWAY INC.
NEWS RELEASE

FOR IMMEDIATE RELEASE	July 15, 2003

Omaha, NE (BRK.A; BRK.B) — Tomorrow, shareholders of Clayton Homes meet to consider Berkshire Hathaway’s offer to acquire their company. Clayton shareholders should be aware of the following facts:

(1)	Berkshire will not raise its price now or in the future.

(2)	Berkshire will not become a lender to the mobile home industry except through Clayton. Berkshire made a bad investment several years ago in Oakwood Homes and learned the hard way of the dangers in mobile home finance. Indeed, these dangers have become manifest at Clayton, even though it is – in Berkshire’s opinion — by far the best company in the mobile home industry. The 8-K Clayton recently filed indicates that both delinquencies and loss severity have increased substantially in the past year. In the first half of 2003, the average loss incurred in repossessions was 49.2% of the contract amount.

(3)	This staggering loss experience is in stark contrast to the experience of lenders financing site-built homes. Simply put, the value of mobile homes has often plummeted after purchase, while traditional homes have appreciated. The industry’s troubles have in large part occurred because of this difference in resale experience. The result: Sales of mobile homes have fallen dramatically and consistently during the past few years while sales of site-built homes have been strong. Industry observers have regularly predicted turnarounds in mobile home sales during these years. They have been wrong: Low interest rates have caused housing to thrive – but new mobile home sales continue to sink. Clayton is no exception.

(4)	Berkshire believes the spread in financing costs between site-built homes and mobile homes will not narrow should interest rates rise. The spread results from the high losses that occur when the underlying asset depreciates in contrast to the general appreciation in site-built homes. In Berkshire’s view, the industry-wide decline in mobile home sales during the past few years would have been even more severe had interest rates not fallen.

(5)	Berkshire values the Clayton management – in our view the best in the business – but has no special deals with them, as some have insinuated. If the transaction is completed, their compensation with Berkshire will be similar to what they would have earned if independent.

(6)	Clayton’s financial needs are large and continuous. Indeed since the April 1 agreement, Berkshire has advanced – on a short-term basis – $360 million to Clayton. The mobile home industry is dependent on ready access to funds and this access has become progressively more questionable during the past few years. Clayton must have a dependable source of financing – under all circumstances – and Berkshire can provide it.

(7)	Berkshire’s firm offer to Clayton was made after only a one-day review of annual reports and SEC filings. There has been a deterioration in sales at Clayton since the agreement was executed more than three months ago. Nevertheless, Berkshire hopes that Clayton shareholders accept our offer. But it is not one that we will renew.

Berkshire Hathaway Inc. and its subsidiaries engage in a number of diverse business activities among which the most important is the property and casualty insurance business conducted on both a direct and reinsurance basis.

— END —

     Set forth below is the text of the press release issued by Clayton Homes, Inc. on July 16, 2003.

NEWS RELEASE

FOR IMMEDIATE RELEASE

July 16, 2003	Contact:	Investor Relations
	Phone:	865-380-3206
	Fax:	865-380-3784

Clayton Homes, Inc (CMH-NYSE) Adjourns Special Meeting for 2 Weeks

Clayton Homes’ (CMH: NYSE) shareholders voted today to adjourn the special meeting of shareholders for two weeks on the recommendation of the company’s board of directors. The meeting will reconvene at the company’s headquarters at 5000 Clayton Road, Maryville, TN 37804 at 11:00 a.m. eastern daylight time on Wednesday, July 30, 2003 to vote on the Berkshire Hathaway merger offer. No shareholder vote was taken on this offer at today’s meeting.

Several large institutional shareholders requested that additional time be given for bona fide bidders to have an opportunity to conduct due diligence and to consider making a superior proposal. “This course gives shareholders the best of both worlds,” remarked Kevin T. Clayton, chief executive officer and president. “The Berkshire Hathaway offer is preserved, and other bidders that our board determines are reasonably likely to submit a superior proposal will have the opportunity to conduct due diligence to determine whether or not they are interested in submitting a formal offer prior to our July 30 meeting. Our goal is—and has always been—to maximize shareholders’ value, and this will give us the opportunity to further pursue that goal.”

In consideration for agreeing to amend the merger agreement to allow for such an opportunity, the board agreed to pay Berkshire Hathaway a $5 million fee by the close of business tomorrow.

Clayton Homes, Inc. is a vertically integrated manufactured housing company with 20 manufacturing plants, 296 Company owned stores, 611 independent retailers, 86 manufactured housing communities, and financial services operations that provide mortgage services for 168,000 customers and insurance protection for 100,000 families.

This press release contains forward-looking statements with respect to management’s beliefs about the financial condition, results of operations and business of Clayton Homes in the future. These statements involve risks and uncertainties. The actual outcome could differ materially from that contemplated by such statements. Factors that could cause or contribute to such differences could include, but are not limited to: market conditions in the manufactured housing market, the degree of continued market acceptance of Clayton Homes’ products, competition, failure of the requisite stockholders to approve the merger, litigation related to the merger, and merger-related costs and expenses. The non-merger related factors mentioned above, as well as other factors that could affect Clayton Homes’ business, are discussed in Clayton Homes’ Annual Report on Form 10-K for the fiscal year ended June 30, 2002, on file with the Securities and Exchange Commission. Clayton Homes does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.